The business integration described in this press release involves securities of a foreign company. The business integration is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

July 21, 2017
To whom it may concern:
Company Name: Fukuoka Financial Group, Inc.
Representative: Takashige Shibato, President
Head Office: 8-3, Otemon 1 chome, Chuo-ku, Fukuoka
(Code No. 8354 TSE First Section, FSE)
Contact: Hiroshi Miyoshi, General Manager, Corporate Planning Division
(Phone +81-92-723-2502)

Regarding certain Media Reports

Although the Nikkei carried a report today on the schedule for the business integration (the “Business Integration”) between Fukuoka Financial Group, Inc. (“FFG”) and The Eighteenth Bank, Limited (“Eighteenth Bank”), such report is not based on any announcement by FFG.

While the scheduled effective date of the share exchange, for which the consultation and consideration have been promoted as the structure of the Business Integration, and the scheduled timing of the merger between Eighteenth Bank and Shinwa Bank, Ltd., which is planned to take effect after the Business Integration, are October 1, 2017 and October 2018, respectively, it is true that FFG and Eighteenth Bank are currently in consultation concerning postponement of the schedule.  When a decision thereon is made, we will make an announcement without delay.